LICENSE AGREEMENT

Exhibit 10.11

This Agreement entered into this 22nd day of October,2003 between Emergency Medicine Innovations, LLC, a limited liability corporation of the State of Delaware (hereinafter "Licensor" or "EMI") and Bovie Medical Corporation, a corporation of the State of Florida (hereinafter "Licensee- or "Bovie").

1.  Background

1.1	Licensor is desirous that the Licensed Patents and its related know how be developed and utilized to the fullest extent, and is willing to grant an exclusive license thereunder.
1.2	To induce Licensor to enter into this Agreement, Licensee has represented to Licensor that Licensee is experienced in the development, production, manufacture, marketing and sale of products similar to the "Licensed Product(s)" (as later defined herein), and that it will commit itself to utilizing Licensor*s Licensed Patents and Licensed Technology commercially so that public benefit and royalty income to Licensor shall result therefrom.
1.3	To induce Licensee to enter into this Agreement. Licensor has represented that it has pending U.S. and foreign patent applications and know-how relating to a proprietary suture removal technology "Licensed Technology" (as later defined herein) that is the subject of this Agreement.
1.4	Licensee desires to obtain a license upon the terms and conditions hereinafter set forth.

THEREFORE, the Parties agree as follows:

2.  Definitions

2.1	"Affiliate(s)" of a party means any entity which, directly or indirectly, controls such party, is controlled by such party, or is under common Control with such party; "control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such Affiliate, or if not, the capacity to elect at least half of the members that control at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors. Each reference to Licensee herein shall be meant to include its Affiliate(s).
2.2	"Licensed Patent(s)" means the pending United States and foreign patent applications enumerated in Exhibit A, attached to this Agreement. Licensed Patents shall include improvement parents obtained by Licensor or Licensee, continuations-in-part applications, patents and certificates of addition and utility models and patents which may issue thereupon related to said satire removal technology.
2.3	"Licensed Technology” means the technology presently embodied in prototypes and/or described orally or in writing produced by Licensor and delivered to Licensee relating to suture removal technology including all improvements disclosed to Licensee.
2.4	"Licensed Product(s)" shall mean any and all products and methods which:

(a)	are covered in whole or in part by an issued, unexpired claim or a pending claim contained in Licensed Patents in the Territory,
(b)	which employ or are produced by the practice of the Licensed Technology, and/or contain any improvements which Bovie has developed which derive from said applications or Licensed Technology; and or,
(c)	employ or are produced by the practice of the invention claimed in Licensed Patents whose manufacture, use or sale would constitute, but for the license granted to Licensee pursuant to this Agreement, an infringement of any claim in Licensed Patents, and/or,
(d)	are required to practice or use the Licensed Products including, without limitation, EMI’s proprietary power chargers or functional equivalent for use with the suture technology or removal kit.

2.5	“Net Revenue” as used in this Agreement to compute royalties shall mean Licensee*s billings (including but not limited to sales. leasing. advertising fees) related to Licensed Products produced or used hereunder, less the sum of the following:

(a)	discounts allowed in amounts customary in the trade:
(b)	sales taxes. customs and tariff duties. and/or use taxes which are directly imposed and are with reference to particular sales:
(c)	outbound transportation prepaid or allowed: and
(d)	amounts allowed ot credited on returns or rebates.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Licensed Products shall be considered “sold” when Bovie receives payment for said products.

2.6	“Net Selling Price" as used in this Agreement for the purpose of computing royalties shall mean gross invoice price received by Licensee from the sale. lease or other use of the Licensed Products. less the deductions under section 2.5. above.

2.7	"Territory": Worldwide.

2.8	“Improvements” shall mean any enhancement. upgrade, modification or variation of or to the Licensed Patents. Licensed Technology or Licensed Products.

3. Development and Improvements

3.1	Bovie shall develop and design the product in accordance with specifications provided by EMI.

3.2	Bovie shall develop a maximum of 200 prototypes necessary for evaluation by an independent medical organization

3.3	The prototypes shall be completed within 45 days of the execution of this contract and costs associated with the development shall be borne by Bovie.

3.4	Upon the successful completion of the evaluation, and FDA clearance to market, Bovie shall commence marketing within eight (8) months.

3.5	EMI shall provide reasonable assistance in the development, design, testing and marketing of the product.

3.6	Bovie shall be responsible for the 510K application of the product and all costs associated therewith.

3.7	Improvements and Developments by Bovie. Bovie is free to make improvements and to use the Licensed Technology and the Licensed Patents in research and development of new products. Bovie shall assume and pay all Improvement, development and manufacturing costs incurred by Bovie throughout the term of this Agreement. Bovie shall promptly disclose any Improvement made by or for it to EMI together with appropriate documentation and if Bovie incorporates said Improvements into a suture removal product, then such suture removal product shall be deemed a Licensed Product under this Agreement subject to royalties as set forth herein. In the event that Bovie shall not incorporate such Improvements into a suture removal product then EMI shall have a royalty-free, perpetual, irrevocable, exclusive license, with the right to grant sublicenses, to use such Improvements. EMI shall, at the request of Bovie, provide reasonable assistance and/or information in connection with any effort by Bovie to make Improvements or further developments of said Licensed Product.

3.8	Improvements by EMI. EMI shall have no obligation to make any Improvements; however, if during the term of this Agreement any Improvement is made by EMI or for EMI on terms which do not prevent EMI from disclosure thereof, then EMI may, at its sole discretion disclose the same to Bovie or its assignees together with appropriate documentation. Any Improvements by EMI relating to the suture removal technology shall be deemed a Licensed Product under this Agreement.

    4. License Grant

4.1	Subject to the terms of this Agreement, Licensor hereby grants to the Licensee a nontransferable, exclusive, royalty-bearing license under Licensed Patents and Licensed Technology to make, have made, use, lease, and sell the Licensed Products in the Territory, for the term set forth under Article 10. unless sooner terminated according to the terms hereof.

The license granted hereunder shall not be construed to confer any rights upon the Licensee by implication, estoppel, or otherwise as to any technology or know-how not specifically set forth herein.

4.2	No rights to sublicense are granted under this Agreement.

5. Royalties and Payments

5.1	The royalty rate for the license that is the subject of this Agreement shall be in accordance with this Article 5.
5.2	Royalties and fees due hereunder shall accrue and be paid to Licensor according to this Article 5 and the attached Exhibit B, which is incorporated herein.
5.3	Except where Licensed Products are given to a prospective customer as an inducement to subsequently purchase and use Licensed Products, where Licensed Products are not sold, but are otherwise disposed of or used, the Net Revenue of such products and/or processes for the purposes of computing-royalties shall be the selling price at which products of similar kind and quality are sold in similar quantities or are currently being offered for sale by the Licensee and in no event shall Net Revenue be less than $1.50 per unit. Where power charges are given to customers in conjunction with a sale of a suture removal kit, no royalties shall be due on said power chargers. Where, however, the power charger is sold or otherwise disposed of in any fashion other than as an inducement to a customer to purchase the suture removal kit, then royalties as set forth herein shall be payable on such sale or disposition or use of the power chargers and Net Revenue for the power charger shall in no event be less than $1.50 per unit. In no event shall Bovie bundle Licensed Products with non-EMI products if to do so would cause the Net Revenue of Licensed Products to decrease.
5.4	Under this Agreement, Licensed Products shall be considered to be sold when payment is received, or if not sold, when delivered for use or lease to a third party or affiliate or used by Licensee in a manner not excluded above.
5.5	The Licensee shall pay to Licensor an earned royalty, as defined in the attached Exhibit B, on all Licensed Products made, sold leased or used by the Licensee.
5.6	Earned royalties for Licensed Products sold under this Agreement in the Territory shall accrue to Licensor for the duration of this Agreement.
5.7	Earned royalties accruing to Licensor shall be paid to Licensor by February 15, May 15, August 15, and November 15. Each payment to Licensor will be for any and all royalties which accrued to Licensor within the most recently completed calendar quarter.
5.8	All monies due Licensor shall be payable in United States funds. When Licensed Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which Licensed Products were sold and then converted into equivalent United States Funds. The exchange rate will be that established by the Bank of America in New York, New York, on the last business day of the reporting period.

6. Due Diligence

6.1	The Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands, and to comply with the minimum royalties specified in part C of Exhibit B.
6.2	The Licensee shall demonstrate a continuing commercially reasonable effort to market the Licensed Products to meet market demand following the Licensee*s first offer of Licensed Products for sale.
6.3	Licensor agrees to supply sufficiently detailed information relating to Licensed Technology upon payment of the sums specified in part A of Exhibit B, which information will not be used by Licensee except to manufacture and sell Licensed Product bearing royalties under this Agreement

7. Progress and Royalty Reports

7.1	Prior to the first sale, lease or other disposition of Licensed Products. the Licensee shall submit a progress report covering the Licensee*s activities related to the development and testing of the Licensed Products. After the first such sale and/or commercial use, the Licensee shall submit quarterly royalty reports within 45 days after the end of each fiscal quarter of each calendar year for the most recently completed calendar quarter, giving such particulars of the business conducted by the Licensee under this Agreement as shall be pertinent to a royalty accounting hereunder. This information shall include at least the following:

(a)	Number of Licensed Products in each application manufactured, sold or otherwise disposed of subject to royalty payments under Article 5;
(b)	The gross sales, Net Revenues and Net Selling Price of Licensed Products sold by Licensee during the most recently completed calendar quarter:
(c)	The royalties, in U.S. dollars, payable hereunder with respect to such sales;
(d)	With each report submitted, the Licensee shall pay to Licensor the royalties due and payable under this Agreement. If no royalties are due, the Licensee shall still report sales.

7.2	If no sale or use or other disposition of Licensed Products has been made during any reporting period, a statement to that effect will be required in the royalty report filed for that period.

8. Books and Records

8.1	The Licensee shall keep books and records accurate by showing all Licensed Products developed manufactured, used, and/or leased and/or sold or otherwise disposed of under the terms of this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection by representatives or agents of Licensor at all reasonable times, provided that reasonable notice is given.
8.2	The fees and expenses incurred by Licensor*s representatives or agents to perform an examination of the royalty reports shall be borne by Licensor. However, if an error in royalties accounting of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses incurred by Licensor*s examination shall be borne by Licensee.

9. Applicable Law and Jurisdiction- Dispute Resolution-

9.1	This Agreement shall be governed by and construed in accordance with the laws of the state of Florida (other than its rules of conflicts of laws.)
9.2	All claims and disputes between the parties arising out of this Agreement (each, a "Claim and, collectively, "Claims") shall be subject to this Section. Prior to submission of any Claim for resolution in accordance with this Section 9, both the Manufacturer and the Licensor will negotiate in good faith to resolve such Claim. If the parties cannot reach agreement within ten (10) business days of written notice by one party to the other that a Claim exists, the Claim may be submitted for resolution upon the filing by either party of a written demand, with notice to the other party, to and under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") before a mutually acceptable arbitrator, to be determined within ten (10) business days of filing the written demand for arbitration. If the parties are unable to select a mutually acceptable arbitrator within this time period, the AAA shall select the arbitrator. Upon such Claim being submitted for resolution, the arbitrator shall assume exclusive jurisdiction over the Claim, and shall utilize consultants or experts as he shall deem appropriate to assist him, and will be required to make a final, binding determination, not subject to appeal, within fifteen (15) business days of the date of submission. Each party shall submit in writing to the arbitrator a statement of its position with supporting facts, within ten (10) business days after receipt of written notice of the Claim being brought to the arbitrator. The arbitrator may award the expenses of the proceeding, including reasonable attorneys' fees to the prevailing party. In arriving at his/her decision, the arbitrator shall consider the pertinent facts and circumstances presented in evidence and be guided by the provisions of this Agreement.

10. TERM AND TERMINATION

This Agreement shall commence on the date of execution and, unless earlier terminated in accordance with the provisions hereof, will remain in force and effect for fifteen (15) years or for the life of the Licensed Patents, whichever is greater.

10.1	It is understood that this Agreement may be automatically renewed at the end of the term and in each succeeding two (2) year period provided the terms of minimum production and sales are agreed upon between the parties.
10.2	In the event of a sales decrease of 10% or more for two consecutive calendar years, the Licensor shall have the right to make the license non-exclusive for the balance of the term. Licensee may nevertheless elect to pay sufficient royalties to offset the aforesaid decrease in sales in order to maintain exclusivity. Should the license become non-exclusive and Licensor grants a license to another party within five (5) years from the agreement's inception, through no fault of Licensee, then the Licensor shall pay Bovie its developmental cost of up to $250,000.00.
10.3	Notwithstanding the aforesaid provisions, in the event Licensee determines in its sole judgment that the product is non-competitive and no longer commercially viable, on ninety (90) days written notice to Licensor, Licensee may terminate this Agreement. In such event Licensee shall re-deliver to Licensor the information and materials acquired hereunder, without change.
10.4	Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

  Article 8 Books and Records
  Article 14 Patent Prosecution and Maintenance
  Article 19 Indemnification and Insurance
  Article 25 Export Control Laws
  Article 26 Confidentiality
11.  Termination by Licensor

11.1	The right to terminate this Agreement, if exercised by Licensor, supersedes the rights granted in Article 4, License Grant. If the Licensee should fail to perform any material term or covenant of this Agreement Licensor may give written notice of such default ("Notice of Default") to the Licensee. If the Licensee fails to remedy with satisfaction and tangible evidence that the deficiency has been cured within sixty (60) days of the effective date of such Notice of Default, Licensor shall have the right to terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination"). If Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on the effective date of such notice. The Licensee*s failure to use due diligence in marketing the product or pay any earned royalty or other fee by the date required under Exhibit B shall be considered to be a material breach subject to termination of the license.
11.2	Termination of this Agreement will not relieve the Licensee of any obligation or liability accrued hereunder prior to such termination, or rescind any payments due or paid to Licensor hereunder prior to the time such termination becomes effective. Such termination shall not affect, in any manner, any rights of Licensor arising under this Agreement prior to such termination

12. Termination for Insolvency

12.1	This agreement shall terminate, without notice. (i) upon the institution by or against Licensee of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Licensee*s debts; (ii) upon Licensee*s making an assignment for the benefit of creditors; or (iii) upon Licensee*s dissolution or ceasing to do business.

13. Disposition of Licensed Products on Hand Upon Termination

13.1	Upon termination of this Agreement for any reason other than expiration of Licensed Patents, Licensee will provide Licensor, within forty-five (45) days following the effective date of termination, with a written inventory of all Licensed Products in process of manufacture or in stock, and shall dispose of such Licensed Products within one hundred and twenty (120) days of the effective date of termination, provided, however, that the sales of all such Licensed Products shall be subject to the terms of this Agreement.

14. Patent Prosecution and Maintenance

14.1	Licensor shall at its sole discretion pursue and maintain the Licensed Patents using counsel of its choice, and such Licensed Patents will be held in the name of Licensor. Licensor shall have the exclusive rights to control the prosecution of the Licensed Patents.
14.2	Licensor may, at its sole discretion, amend any patent application(s) to include claims requested by the Licensee to reasonably protect the products contemplated to be sold or methods used under this Agreement
14.3	Subsequent to the issuance of Licensed Patents, Licensee shall be responsible for the payment of all maintenance fees while this Agreement is in force.
14.4	Licensee shall be solely responsible for filing for and prosecuting foreign counterpart patents in each and every country where the Licensed Product will be marketed. At a minimum, Licensee agrees to file and prosecute counterpart patent applications in the European Patent Office ("EPO"), Japan and Australia. All such patents shall be prosecuted in the name of EMI, and EMI shall provide all reasonable non-financial assistance in connection with obtaining the issuance of said counterpart patents.

    15. No Warranty

15.1	THIS LICENSE AND THE ASSOCIATED INTELLECTUAL PROPERTY RIGHTS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY. EXPRESS OR IMPLIED.
15.2	IN NO EVENT WILL LICENSOR BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF INTELLECTUAL PROPERTY RIGHTS, LICENSED PATENTS OR LICENSED PRODUCTS.

15.3 Nothing in this Agreement shall be construed as:

(a)	A warranty or representation by Licensor as to the validity or scope of any Licensed Patents;
(b)	A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is, or will be, free from infringement of patents of third parties;
(c)	Any obligation to bring or prosecute actions or suits against third parties for patent infringement except as otherwise expressly set forth;
(d)	Conferring by implication, estoppel, or otherwise any license or rights under any patents to Licensor other than Licensed Patents as defined herein, regardless of whether such patents are dominant or subordinate to Licensed Patents:

16. Notification of Infringement and Enforcement of Licensed Patent Rights

16.1	Notification Each party shall notify the other party in writing of any suspected infringements of or by the Licensed Patents in the Territory and shall inform the other party of any evidence of such infringements.
16.2	Infringement during exclusivity. So long as this Agreement remains exclusive the LICENSEE shall defend the Licensed Patents against infringement or interference by other parties in whole or in part in any country in which a Licensed Patent is in effect hereunder, including, without limitation, bringing legal action for infringement or defending any counterclaim of invalidity or action of a third part for declaratory judgment of non-infringement or interference. LICENSOR agrees to join as a party plaintiff in any such lawsuit initiated by LICENSEE and to cooperate with LICENSEE in LICENSEE's prosecution, if requested by LICENSEE, with all reasonable costs, attorneys fees, and expenses to be paid by LICENSEE. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbnrsed expenses and legal fees of LICENSEE relating to such suit. The balance remaining from any such recovery shall be shared equally by LICENSEE and LICENSOR.
16.3	Infringement during non-exclusivity. If this Agreement is nonexclusive at the time of infringements, the sole right to institute suit for infringement and to recover damages shall rest with LICENSOR.
16.4	Settlement. So long as this Agreement remains exclusive, neither party may settle with any infringer without the prior approval of the other party if such settlement would affect the rights of the other party under the Licensed Patents.
16.5	Infringement by licensed patent. Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against LICENSOR or LICENSEE, either in the United States or in any foreign country in which there is a Licensed Patent. So long as this Agreement is exclusive. LICENSEE in its own name and at its sole expense shall have the first right to defend the Licensed Patents and may compromise, settle or otherwise pursue such defense in such a manner and on such terms as LICENSEE and LICENSOR shall agree. In the event that LICENSEE shall undertake such defense. LICENSEE may withhold twenty-five percent (25%) of the payments otherwise thereafter due LICENSOR and apply the same toward reimbursement of LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of LICENSOR for any payments past due or withheld and applied pursuant to this Section. The balance remaining from any such recovery shall be shared equally by LICENSEE and LICENSOR. In the event that LICENSEE declines to defend an infringement suit asserted against the Licensed Products, then LICENSOR shall defend, at its expense, the lawsuit. In such event, LICENSOR shall keep any recovery of damages awarded to it.
16.6	Infringement by Improvements Made by Bovie. In the event that any Improvements made by Bovie to the Licensed Products are accused of infringement, then Bovie shall be solely responsible for the defense of any such action including, without limitation, all costs, damages, if any, and attorneys fees associated therewith.

17. Waiver

17.1	It is agreed that no waiver by either party hereto of any breach of default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

18. Successors and Assigns

18.1	Subject to the provisions herein, the benefits and obligations of this Agreement shall be binding upon and inure to the successors and assigns of the parties, provided that neither party shall assign this Agreement without the prior written consent of the other party except in connection with the sale of all or substantially all of its assets. Consent, if required, shall not be unreasonably withheld or delayed.
18.2	Should Bovie be acquired or merged into another corporation the successor or merged company shall be bound by the Agreement's terms.

19. Indemnification and Insurance

19.1	The Licensee agrees to indemnify, hold harmless and defend Licensor, its officers, employees and agents; the inventor of the inventions disclosed in the patents and patent applications in Licensed Patents against any and all claims, suits, losses, damage, costs, fees and expenses resulting from or arising out of exercise of any license granted under this Agreement. The Licensee shall pay any and all costs, including reasonable attorney fees, incurred by Licensor in enforcing this indemnification.
19.2	The Licensee, at its sole cost and expense, shall insure its activities in connection with this Agreement to fulfill Licensee*s indemnification obligation under this Article 19 and obtain, keep in force and maintain insurance with an insurance company acceptable to Licensor, which acceptance shall conform to reasonable business standards, as follows: A Minimum level of One Million Dollars ($1,000,000) of Comprehensive or Commercial Form General Liability insurance (including contractual liability and products liability).

The coverages referred to in this Article 19 will not in any way limit the liability of Licensee. Licensee will furnish Licensor with certificates of insurance, including renewals, evidencing compliance with all requirements at least thirty (30) days prior to the first commercial sale or distribution of Licensed Products.

(a)	If such insurance is written on a claims-made form, coverage shall provide for a retroactive date of placement prior to or coinciding with the effective date of this License Agreement-
(b)	Licensee shall maintain the general liability insurance specified herein during (a) the period that the Licensed Products or methods are being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by the Licensee or by an affiliate, or agent of the Licensee, and (b) a reasonable period thereafter, but in no event less than one (1) year. Licensee*s failure to maintain this liabiltiy insurance shall be considered a material breach of this Agreement.
19.3	Licensee will provide a thirty (30) day, advance written notice to Licensor of cancellation or of any modification to insurance coverages as required under Article 19.2:

20. Late Payments

20.1	In the event any payments or fees due under this Agreement are not received by Licensor when due, the Licensee shall pay to Licensor interest charges at the rate of fifteen percent (15%) per annum. Late payment of minimum royalties. however. subjects Licensee to termination pursuant to paragraph 11.

21.  Notices

21.1	Any payments. reports. notices or other communications required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and to be effective on (a) the date of delivery if delivered in person, or (b) the fifth (5th) day after mailing if mailed by first-class certified mail, postage prepaid. to the respective addresses given below. or to such other address as shall be designated by written notice given to the other party as follows:

In the case of Licensee:	EMI Corporation
386 Commercial Street Apt. 4C
Boston. Massachusetts 02109

In the case of Licensor:	Bovie Medical Corporation
7100 30th Avenue North
St. Petersburg, FL 33710

22. Governing Laws

22.1	This Agreement and the performance thereunder shall be interpreted and construed in accordance with the laws of the State of Florida. USA without reference to the conflict of laws provisions.

23.  Patent Marking

23.1	When Licensed Products are made, used and/or sold under Licensed Patents. the Licensee agrees to mark all Licensed Products and their containers in accordance with the applicable patent marking laws.

24. Government Approval or Registration

24.1	If this Agreement or any associated transaction or equipment is required by the law of any nation to be either approved or registered with any government agency. Licensee will assume all legal obligations to do so. Licensee will notify Licensor if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary flings and pay all costs including fees. penalties and all other out-of-pocket costs associated with such reporting or approval process.

25. Expert Control Laws

25.1	The Licensee shall observe and comply with all applicable United States and foreign laws and regulations with respect to the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

26.  Confidentiality

26.1	Nondisclosure. Except as otherwise provided in this Agreement, each party (the "Receiving Party") shall hold in confidence and not disclose to any third party any business or technical information that is disclosed to it by the other party in a tangible form marked "Confidential" or that is so disclosed to it orally and confirmed in writing as confidential within thirty (30) days after its initial disclosure ("Proprietary Information"). Propriety Information of a party shall not include:

(a)	Information which at the time of disclosure is published or otherwise generally available to the public;
(b)	Information which, after disclosure by the other party, is published or becomes generally available to the public through no fault of the Receiving Party, or
(c)	Information which the Receiving Party can document was or is in its possession at the time of disclosure and was not acquired directly or indirectly from such party.

26.2  Exceptions.

(a)	The Receiving Party may disclose Proprietary Information of the other:

(1)
In connection with the order of a court of law or in compliance with laws or regulations relating to registrations or sale of securities, or as is reasonably necessary in connection with the prosecution, maintenance or enforcement of the Patent Rights or obtaining product approvals upon notice to the other party: or

(2)	If such information is also rightfully acquired from a third party who, to the best of such party's knowledge and belief, is entitled to rightfully make such disclosure, but only to the extent such party complies with any restrictions imposed by the third party.

(b)	Bovie and its permitted assignees may disclose Proprietary Information comprised of EMT Technology to any party to whom Bovie or its permitted assignees subcontracts the manufacture of Licensed Product and, to the extent such disclosure is reasonably necessary, to any supplier of parts and components for the Licensed Equipment, provided that such sub-contractor or supplier shall, before the disclosure, enter into non-disclosure agreements consistent with this paragraph 31.

27. Force Majeure

27.1	No failure or omission by Licensor or the Licensee in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of Licensor or Licensee including, but not limited to, the following: Acts of God, acts or omissions of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, of instrumentality thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, not, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

28. Miscellaneous

28.1	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
28.2	This Agreement will be binding upon the Parties when it has been executed by each of the Parties hereto as of the date of execution by the last signing Party and contingent upon Licensor*s receipt of the Issue Fee described in Exhibit B-
28.3	No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed on behalf of each Party.
28.4	This Agreement embodies the entire understanding of the Parties and shall supersede all previous communications, representations, or understandings. either oral or written, between the Parties relating to the subject matter hereof
28.5	In case any of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.
28.6	It is intended that this Agreement and the exchange of technical information between the Parties pursuant to it is to be covered by a Mutual Nondisclosure Agreement between the parties.
28.7	No Agencv: Neither party named herein shall in any way be considered an agent of the other.

IN WITNESS WHEREOF, both Licensor and Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

EMERGENCY MEDICINE INNOVATIONS, LLC BOVIE MEDICAL CORPORATION

By: /s/	By:/s/
Name: Matt Warden, MD	Name: Andrew Makrides
Title: President	Title: President
Date: 10/27/03_______________	Date: 10/21/03

EXHIBIT A

LICENSED PATENT(S) AND APPLICATIONS

(Itemized list of licensed applications/patents will be determined by technology licensed.)
List of licensed applications/patent(s) must be provided

EXHIBIT B

LICENSE FEES AND ROYALTY RATE

NOTICE

This Exhibit B contains financial and commercial information deemed Business Confidential and the parties hereby agree not to use or to disclose the terms agreed to herein to any third party without the express written consent of the other parry hereto except to those deemed necessary to enable the parties to perform under this Agreement.

In accordance with Article 5, Royalties and Payments:

A.	The Licensee shall pay to Licensor an earned royally fee based upon the following formula:

Cumulative Net Revenues of Licensed Products/Systems Incorporating the Licensed Patents/Licensed Technology	Earned Royalty Fee
$0 to $5,000,000	6%
The sum, if any, over $5,000,000 for any fiscal year shall be subject to a royalty of	7%

EXHIBIT A

LICENSED PATENT(S) AND APPLICATIONS

(Itemed list of licensed applications/patents will be determined by technology licensed.)

List of licensed applications/patent(s) must be provided

1.	US: 10/600, 368 filed 6/23/03; and,

2.	PCT: PCT/US03/19782 filed 6/25/03.